CPI AEROSTRUCTURES, INC. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-255551, 333-212837, 333-164687 and 333-130077) on Form S-8 of CPI Aerostructures, Inc. of our report dated April 14, 2023, relating to the consolidated financial statements of CPI Aerostructures, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of CPI Aerostructures, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

New York, New York

April 14, 2023